EXHIBIT 12

LAW OFFICES OF HAROLD H. MARTIN, P.A.

Corporate and Securities Attorneys

19720 Jetton Road, 3rd Floor

Cornelius, NC 28031

TELEPHONE 704-464-9538
*ADMITTED IN NEW YORK AND NORTH CAROLINA
FACSIMILE 704-464-9051

August 7, 2017

Medical Cannabis Payment Solutions

109 E. 17th Street

Suite 4634

Cheyenne, WY 82001

Re:     Registration Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to Medical Cannabis Payment Solutions, a Nevada corporation (the “Company”), in connection with the preparation of a Registration Statement on Form 1-A (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) for the registration for sale from time to time of up to 37,038,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, 30,000,000 shares of which will be sold by the Company pursuant to subscription agreements (the “Subscription Agreements”), and 7,038,000 shares of which will be sold from time to time by the Selling Stock Holder upon conversion of a Convertible Promissory Note.

For purposes of rendering this opinion, we have made such legal and factual examinations as we have deemed necessary under the circumstances and, as part of such examination, we have examined, among other things, originals and copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate. For the purposes of such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us. We have relied, without independent investigation, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

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On the basis of and in reliance upon the foregoing examination and assumptions, we are of the opinion that assuming the Registration Statement shall have become qualified pursuant to the provisions of the Securities Act of 1933, as amended (the “Act”), the Shares, when issued by the Company against payment therefore (not less than par value) and in accordance with the Registration Statement and the provisions of the Subscription Agreements, or upon conversion of the Convertible Promissory Note, and when duly registered on the books of the Company’s transfer agent and registrar therefor in the name or on behalf of the purchasers, will be validly issued, fully paid and non-assessable.

We express our opinion as to the laws the state of Nevada, as currently in effect.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Offering Circular constituting a part of the Registration Statement. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Harold H. Martin

Principal of the Law Offices of Harold H. Martin

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